Exhibit 99.1

1180 Veterans Blvd. South San Francisco, CA 94080 Main Phone: 650.624.1100 FAX: 650.624.1101 http://www.rigel.com

Rigel Expects R788 Partnership After Phase 2b Clinical Trials Results

Company Expects Trial Results to Lead to Enhanced Economics, Trims Research Efforts

SOUTH SAN FRANCISCO, Calif., February 3, 2009 – Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced that it will delay further partnership discussions regarding R788 until after results from the Phase 2b clinical trials of R788 are available.   The company expects that these results, involving approximately 650 additional patients, will substantially further the understanding of R788’s potential and may therefore drive enhanced economics in a possible deal. The company expects to have a collaboration partnership in place prior to initiating Phase 3 clinical trials. Enrollment in the two Phase 2b clinical trials of R788, TASKi2 and TASKi3, are ahead of schedule and the results from these clinical trials are expected to be available in July and August 2009, respectively.  In addition, analysis of the recently completed QT/QTc safety study has confirmed that R788 does not elicit a QT/QTc signal.

The company also announced that it has cut its research programs in virology and oncology as well as certain related development and administrative staff, which resulted in the dismissal of 36 employees or approximately 20% of the company’s workforce. This measure is intended to maintain the company’s emphasis on its active preclinical and clinical programs, while conserving the company resources. The company is still assessing the restructuring and other charges associated with this measure, which is expected to be predominantly recorded in the first quarter of 2009. As of December 31, 2008, the company had $134.5 million in cash, cash equivalents and available-for-sale securities, which the company believes is enough for it to maintain its current development priorities through the second quarter of 2010.

“We have decided that postponing the partnership for R788, pending the forthcoming clinical trial results, will better position us to secure an optimal partnership arrangement for R788,” said James M. Gower, Chairman and Chief Executive Officer.   As for the program cuts, Mr. Gower said, “Rigel has been blessed with a prolific research organization whose members are dedicated and talented professionals.  However, we have come to the point in time, where we can no longer continue to support all of the programs we have generated.  The company needs to focus on moving our most advanced projects forward, including, in the case of R788, potentially into Phase 3 clinical trials.”

Update on the Phase 2b, TASKi2 and TASKi3, Clinical Trials:

Enrollment for the TASKi2 clinical trial of R788 in patients with rheumatoid arthritis (RA) who have previously failed to respond to methotrexate treatment was completed in December 2008, with 457 patients randomized.  The smaller TASKi3 clinical trial of R788 is on track to complete enrollment in April 2009 with an expected enrollment of 195 patients with RA who have previously failed to respond to at least one marketed biologic treatment.  Both clinical trials are multi-center, randomized, double-blind, and placebo controlled.

The primary objectives for TASKi2 and TASKi3 are to measure the efficacy of R788 at 6 months and 3 months, respectively, as determined by ACR20 scores (American College of Rheumatology responder rates showing a minimum of 20% improvement in RA symptoms and pain).  Secondary objectives will include comparing higher ACR response rates (ACR 50 and ACR 70), as well as DAS28 rates (Disease Activity Score including a 28-joint inspection), in addition to various safety measures.  TASKi3 will also include measurement of changes in bone morphology using magnetic resonance imaging (MRI) scans as a secondary measure.  In addition, Rigel will continue to develop R788 in various lymphomas and is currently conducting a clinical trial in T-cell lymphoma.

Favorable Results in QTc Study for R788

The recently completed double-blind, double-dummy, randomized, positive and placebo controlled parallel study of the effects of R788 on QT/QTc intervals in healthy subjects showed a favorable result.  Under a protocol pre-reviewed by the Food and Drug Administration, a total of 208 healthy volunteers were divided into four dosage groups and given in a parallel design either placebo, a standard dose of 100mg bid of R788, a super dose of 300mg bid of R788, or moxifloxacin, (known to elevate QT/QTc intervals in normal healthy adults).  All participants were dosed for four days and were evaluated for changes from the time-matched baseline QT/QTc intervals using extractions from continuous Holter monitors.  There were no significant effects on the QT/QTc intervals of participants in either the 100mg bid or the 300mg bid R788 dosage groups.  As expected, the study found that participants in the moxifloxacin group experienced QT/QTc elevations.

Conference Call and Webcast Information:

Rigel will host a conference call today at 8:30 am EST (5:30 am PST) to discuss the company’s business plans and programs.  To access the live call, please dial 800-299-7098 (domestic) or 617-801-9715 (international) 10 minutes prior to the start time and use the passcode 29850656. A replay of the call will be available, in podcast format, at approximately 9:30 a.m. EST on February 3, 2009 until February 10, 2009. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and use the passcode 98995701. The conference call will also be webcast live and can be accessed from Rigel’s website at http://www.rigel.com. Please connect to Rigel’s website several minutes prior to the start of the live webcast to ensure adequate time for any software downloads that may be necessary.

About Rigel (www.Rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases and metabolic diseases. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia and asthma, as well as in cancer.

This press release contains forward-looking statements, including, but not limited to, statements related to the potential efficacy of R788, enrollment rate in clinical trials of R788, Rigel’s plans to pursue clinical development of its product candidates, including R788, the market opportunity for its product candidates, expansion of and changes in its product portfolio, Rigel’s plans to pursue collaboration partnerships for product candidates, the estimated charge related to the workforce reduction, the sufficiency of Rigel’s cash and cash equivalents to fund current and projected development and operating plans, and Rigel’s cash and cash equivalent balance at December 31, 2009. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Rigel’s actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the development of Rigel’s product candidates, including risks related to the timing and success of clinical trials, and potential problems that may arise in the clinical testing and approval process, and risks related to Rigel’s need for additional capital. These and other risk factors are discussed under “Risk Factors” in Rigel’s SEC reports, including its Form 10-Q for the quarter ended September 30, 2008. Rigel undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

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Contact: Raul Rodriguez

Phone: 650.624.1302

Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.

Phone: 650.430.3777

Email: susan@alchemyemail.com